Exhibit (a)(1)
COMPANY NOTICE
TO HOLDERS OF
2.625% CONVERTIBLE SENIOR DEBENTURES DUE 2025
CUSIP Number: 95082PAE5
     Reference is made to the Indenture, dated as of September 27, 2005 (the “Indenture”) among WESCO International, Inc., a Delaware corporation (the “Company”), WESCO Distribution, Inc., a Delaware corporation, and The Bank of New York Mellon, a New York banking corporation, as successor to J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), relating to the Company’s 2.625% Convertible Senior Debentures due 2025 (the “Debentures”). Pursuant to Section 3.05 of the Indenture and paragraph 8 of the Debentures, each holder (each a “Holder”) of the Debentures has the right to require the Company to repurchase all or a portion of its Debentures, in accordance with the terms, procedures and conditions set forth in the Indenture and the Debentures, on October 15, 2010 (the “Repurchase Date”).
     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each Holder (the “Option”), the Debentures will be repurchased by the Company for a repurchase price (the “Repurchase Price”) in cash equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to, but not including, the Repurchase Date, upon the terms and subject to the conditions set forth in the Indenture, the Debentures, this Company Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Notice Documents”). Holders may surrender their Debentures between 9:00 a.m., New York City Time, on September 16, 2010 and 5:00 p.m., New York City time, on October 14, 2010 (the “Expiration Date”). In order to exercise the Option, a Holder must follow the procedures contained in the Notice Documents. This Company Notice is being sent pursuant to Section 3.06 of the Indenture and the provisions of the Debentures. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Debentures, as applicable.
     The Repurchase Date is an interest payment date under the terms of the Indenture. Accordingly, interest accrued up to the Repurchase Date will be paid to record holders as of the regular record date therefor, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. The regular record date for the interest payment to be made on the Repurchase Date is October 1, 2010.
     The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Debentures hold the Debentures through The Depository Trust Company (“DTC”) accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.
     To exercise your option to have the Company repurchase the Debentures and to receive payment of the Repurchase Price, you must validly deliver your Debentures through DTC’s transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures surrendered for repurchase may be withdrawn by the Holders of such Debentures at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The right of Holders to surrender Debentures for repurchase pursuant to the Option expires at 5:00 p.m., New York City time, on the Expiration Date.
     The Paying Agent is The Bank of New York Mellon The address of the Paying Agent is Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — 7 East, New York, NY 10286, Attention: David Mauer, Phone: 212-815-3687, Fax: 212-298-1915.
     Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.
The date of this Company Notice is September 16, 2010.

     No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Option. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Option and, if so, the amount of Debentures for which to exercise the Option.
     We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4(f)(6) and Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Debentures outside of the Option for ten business days after the expiration of the Option. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future to redeem the Debentures, in whole or in part, and to repurchase any of the Debentures, whether or not any Debentures are repurchased by the Company pursuant to the Option, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Option and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or a combination thereof, we will pursue.

i

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more detailed description of the terms of the Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete and the remainder of this Company Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary.
Who is obligated to purchase my Debentures?
     WESCO International, Inc., a Delaware corporation (the “Company” or “we”), is obligated, at your option, to repurchase all or a portion of your 2.625% Convertible Senior Debentures due 2025 (the “Debentures”) on October 15, 2010. (See Page 4)
Why are you obligated to repurchase my Debentures?
     The right of each holder (each, a “Holder”) of the Debentures to require us to repurchase all or a portion of your Debentures on October 15, 2010 pursuant to the Option is a term of the Debentures under the Indenture, dated as of September 27, 2005 (the “Indenture”), among the Company, WESCO Distribution, Inc., a Delaware corporation, and The Bank of New York Mellon, a New York banking corporation, as successor to J.P. Morgan Trust Company, National Association, as trustee, and has been a right of Holders from the time the Debentures were issued. We are required to repurchase the Debentures of any Holder exercising the Option pursuant to the terms of the Debentures and the Indenture. (See Page 4)
What securities are you obligated to repurchase?
     We are obligated to repurchase all of the Debentures surrendered at the option of the Holders. As of September 15, 2010, there was $92,327,000 in aggregate principal amount of the Debentures outstanding. (See Page 4)
How much will you pay and what is the form of payment?
     Pursuant to the terms of the Indenture and the Debentures, we will pay, in cash, a repurchase price (the “Repurchase Price”) equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to, but not including, October 15, 2010 (the “Repurchase Date”), with respect to any and all Debentures validly surrendered for repurchase and not withdrawn. The Repurchase Price is based solely on the requirements of the Indenture and the Debentures and bears no relationship to the market price of the Debentures or our common stock, $.01 par value (the “Common Stock”). The Repurchase Date is an interest payment date under the terms of the Indenture. Accordingly, interest accrued to the Repurchase Date will be paid to holders of record as of the applicable Record Date, as defined in the Indenture, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. The Record Date for the interest payment to be made on the Repurchase Date is October 1, 2010. (See Pages 4-5)
How can I determine the market value of the Debentures?
     There currently is a limited trading market for the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. Holders are urged to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision with respect to the Option. Our Common Stock into which the Debentures are convertible, subject to terms, conditions and adjustments specified in the Indenture and the Debentures, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “WCC.” On September 15, 2010, the closing sale price of our Common Stock on the NYSE was $37.00 per share. (See Page 5-6)
Is the Company making any recommendation about the Option?
     None of the Company or its Board of Directors or employees is making any recommendation as to whether you should exercise or refrain from exercising the Option. You must make your own decision whether to exercise the Option and, if so, the amount of Debentures with respect to which to exercise the Option. (See Page 5)
When does the Option expire?
     The Option expires at 5:00 p.m., New York City time, on October 14, 2010 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws). (See Page 4)

What are the conditions to the Company’s repurchase of the Debentures?
     Provided that the Company’s repurchase of validly surrendered Debentures is not unlawful, the repurchase will not be subject to any conditions other than satisfaction of the procedural requirements described in this Company Notice. Delivery of Debentures by book-entry transfer electronically through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holders of such Debentures. (See Pages 4 and 8)
How do I surrender my Debentures?
     To surrender your Debentures for repurchase pursuant to the Option, you must surrender the Debentures through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.
     Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Debentures and instruct such nominee to surrender the Debentures on the Holder’s behalf through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date.
     Holders who are DTC participants should surrender their Debentures electronically through ATOP, subject to the terms and procedures of that system, on or before 5:00 p.m., New York City time, on the Expiration Date.
     You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. By surrendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Option set forth in this Company Notice. (See Pages 6-8)
If I exercise the Option, when will I receive payment for my Debentures?
     We will accept for payment all validly surrendered Debentures promptly upon expiration of the Option. We will, prior to 11:00 a.m., New York City time, on October 15, 2010, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 9)
     Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Debentures.
Can I withdraw previously surrendered Debentures?
     Yes. To withdraw previously surrendered Debentures, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Debentures prior to 5:00 p.m., New York City time, on the Expiration Date.
     You bear the risk of untimely withdrawal of previously surrendered Debentures. You must allow sufficient time for completion of the DTC procedures before 5:00 p.m., New York City time, on the Expiration Date. (See Pages 8-9)
Do I need to do anything if I do not wish to exercise the Option?
     No. If you do not surrender your Debentures before the expiration of the Option, we will not repurchase your Debentures and such Debentures will remain outstanding subject to their existing terms. (See Page 5)
If I choose to surrender my Debentures for repurchase, do I have to surrender all of my Debentures?
     No. You may surrender all of your Debentures, a portion of your Debentures or none of your Debentures. If you wish to surrender a portion of your Debentures for repurchase, however, you must surrender your Debentures in a principal amount of $1,000 or a multiple of $1,000. (See Page 4)
If I do not surrender my Debentures for repurchase, will I continue to be able to have my conversion rights?
     Yes. If you do not surrender your Debentures for repurchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount of the Debentures into shares of our Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. (See Page 5)

Can I elect to convert my Debentures at this time?
     As of the date of this Company Notice, the Debentures are not convertible into shares of Common Stock. The Debentures may become convertible in the future, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. In the event that the Debentures become convertible prior to the Expiration Date, any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures. In any event, the Debentures will become convertible at any time on or after October 15, 2023. (See page 5)
If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Debentures for repurchase pursuant to the Option?
     The receipt of cash in exchange for Debentures pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes. We recommend that you consult with your tax advisor regarding the actual tax consequences to you. (See Pages 10-12)
Who is the Paying Agent?
     The Bank of New York Mellon is serving as Paying Agent in connection with the Option. Its address and telephone and fax numbers are set forth on the front cover of this Company Notice.
Whom can I contact if I have questions about the Option?
     Questions and requests for assistance in connection with the Option may be directed to the Paying Agent at the address and telephone and fax numbers set forth on the front cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE OPTION
     1. Information Concerning the Company. WESCO International, Inc., a Delaware corporation (the “Company” or “we”), is obligated to repurchase on October 15, 2010 its 2.625% Convertible Senior Debentures due 2025 (the “Debentures”) that have been validly surrendered for repurchase pursuant to the Option and not validly withdrawn. The Debentures are convertible into shares of common stock, par value $.01 per share (“Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.
     The Company is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies and is the nation’s largest provider of integrated supply services. 2009 annual sales were approximately $4.6 billion. The Company employs approximately 6,100 people, maintains relationships with over 17,000 suppliers and serves over 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. The Company operates seven fully automated distribution centers and approximately 380 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
     Our principal executive offices are located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and our main telephone number at that address is (412) 454-2200. Our website address is www.wesco.com. We have not incorporated by reference into this Company Notice the information included on or linked from our website, and you should not consider it to be a part of this Company Notice.
     2. Information Concerning the Debentures. On September 27, 2005, we issued $150,000,000 in aggregate principal amount of the Debentures. Cash interest accrues on the Debentures at the rate of 2.625% per annum and is payable semi-annually on April 15 and October 15 of each year (each an “Interest Payment Date”) to the person in whose name a Debenture is registered at the close of business on the preceding April 1 or October 1 (each a “Regular Record Date”), as the case may be. The Debentures mature on October 15, 2025, unless earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures. As of September 15, 2010, there was $92,327,000 in aggregate principal amount of the Debentures outstanding.
          2.1 The Company’s Obligation to Repurchase the Debentures. Pursuant to the terms of the Debentures and the Indenture, dated as of September 27 2005 (the “Indenture”), among the Company, WESCO Distribution, Inc., a Delaware corporation (“WESCO Distribution”), and The Bank of New York Mellon, a New York banking corporation, as successor to J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), we are obligated to repurchase all of the Debentures validly surrendered and not validly withdrawn, at the option of each holder (each a “Holder”) of the Debentures (the “Option”), on October 15, 2010 (the “Repurchase Date”).
     The Option will expire at 5:00 p.m., New York City time, on October 14, 2010 (the “Expiration Date”). We will not extend the period that Holders have to exercise the Option unless required to do so by applicable law (including, but not limited to, the federal securities laws).
     The repurchase by the Company on October 15, 2010 of validly surrendered Debentures that have not been validly withdrawn is not subject to any conditions other than that the Company’s repurchase pursuant to the Option is not unlawful and satisfaction of the procedural requirements described in this Company Notice.
     If any Debentures remain outstanding following the expiration of the Option, the Company will become obligated to repurchase the Debentures, at the option of the Holders, in whole or in part, on October 15, 2015 and October 15, 2020, in each case at a repurchase price in cash equal to the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the repurchase date thereof, unless the Debentures are earlier converted, redeemed or repurchased in accordance with the terms of the Indenture and the Debentures.
          2.2 Repurchase Price. Pursuant to terms of the Indenture and the Debentures, the repurchase price to be paid by the Company for the Debentures on the Repurchase Date is equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to, but not including, the Repurchase Date (the “Repurchase Price”). The Repurchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to the Repurchase Date will be paid to record holders as of the Regular Record Date, and we expect that there will be no accrued and unpaid interest due as part of the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Debentures validly surrendered for repurchase (and not thereafter validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Debentures validly surrendered for repurchase (and not thereafter validly withdrawn) will be accepted only in principal amounts equal to $1,000 or a multiple of $1,000. Delivery of the Debentures by book-entry transfer to the account maintained by the Paying Agent with The Depository Trust Company (“DTC”) is a condition to the payment of the Repurchase Price to the Holder of such Debentures.

     The Repurchase Price is based solely on the requirements of the Indenture and the Debentures and does not necessarily bear any relationship to the market price of the Debentures or our Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Debentures. Holders are urged to obtain the best available information as to potential current market prices of the Debentures, to the extent available, and our Common Stock before making a decision whether to surrender their Debentures for repurchase.
     None of the Company or our Board of Directors or employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Option. Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on such Holder’s assessment of the current market value of the Debentures and our Common Stock and other relevant factors.
     We recommend that you also consult with your tax and financial advisors with respect to the tax consequences of exercising the Option, including the applicability and effect of any U.S. federal, state and local law and any non-U.S. tax consequences in light of your own particular circumstances.
          2.3 Conversion Rights of the Debentures. The Debentures are convertible into cash and shares of our Common Stock, in accordance with and subject to the terms of the Indenture and the Debentures. As of the date of this Company Notice, the Debentures are not convertible into shares of Common Stock. The Debentures may become convertible in the future, subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. In the event that the Debentures become convertible prior to the Expiration Date, any Debentures that have been validly surrendered may be converted only if the surrender of those Debentures is validly withdrawn in accordance with the terms of the Indenture and the Debentures. In any event, the Debentures will become convertible at any time on or after October 15, 2023. The conversion rate of the Debentures as of September 15, 2010 is 23.8872 shares of Common Stock per $1,000 principal amount of the Debentures. The conversion rate is subject to adjustment in accordance with the terms set forth in the Indenture and the Debentures. The Paying Agent is currently acting as Conversion Agent for the Debentures. The Conversion Agent can be contacted at the address and telephone and fax numbers set forth on the front cover of this Company Notice.
     Holders who do not surrender their Debentures for repurchase pursuant to the Option, or who validly withdraw a surrender of their Debentures in compliance with the withdrawal procedures described in Section 4 of this Company Notice, will retain the right to convert their Debentures into Common Stock subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. If a Holder validly surrenders his or her Debentures for repurchase pursuant to the Option and the Holder subsequently wishes to convert such Debentures pursuant to the Indenture, the Holder may not convert its surrendered Debentures unless such Holder validly withdraws the Debentures in compliance with the procedures described in Section 4 of this Company Notice.
          2.4 Market for the Debentures and our Common Stock. There currently is a limited trading market for the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Stock, our operating results and the market for similar securities. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of any Debentures pursuant to the Option may reduce the float and may negatively affect the liquidity, market value and price volatility of the Debentures that remain outstanding following the expiration of the Option.
     Our Common Stock, into which the Debentures are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “WCC.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the NYSE:

	High	Low
2010:
Third Quarter (through September 15, 2010)	$37.78	$31.50
Second Quarter	42.62	32.90
First Quarter	35.77	26.91

2009:
Fourth Quarter	$30.49	$24.65
Third Quarter	29.94	21.58
Second Quarter	29.22	17.41
First Quarter	22.42	13.29

2008:
Fourth Quarter	$31.90	$11.00
Third Quarter	40.38	31.24
Second Quarter	46.51	36.50
First Quarter	43.59	31.01
     On September 15, 2010, the closing sale price of our Common Stock, as reported by the NYSE, was $37.00 per share. As of September 15, 2010, there were 42,466,362 shares of Common Stock outstanding.
     The Holders of Debentures are not entitled to dividends. Upon conversion of a Holder’s Debentures into Common Stock in accordance with the terms set forth in the Indenture and the Debentures, the Holder will be entitled to dividends, if any, paid generally to holders of Common Stock. We historically have not paid dividends on our Common Stock and do not presently plan to pay dividends in the foreseeable future. We currently expect that earnings will be retained and reinvested to support business growth or for other general corporate purposes, which may include, without limitation, debt reduction. In addition, WESCO Distribution’s revolving credit facility, as amended, WESCO Distribution’s accounts receivable securitization facility and the indenture under which WESCO Distribution’s 7.50% Senior Subordinated Notes due 2017 were issued restrict our ability to pay dividends.
     We urge you to obtain current market information for the Debentures, to the extent available, and our Common Stock before making any decision whether to exercise or refrain from exercising the Option.
          2.5 Optional Redemption. Beginning on October 15, 2010, the Debentures are redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to the principal amount of Debentures to be redeemed plus any accrued and unpaid interest to, but not including, the date fixed for redemption, as provided in the Indenture and the Debentures. However, effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing or redeeming Debentures (or the right to purchase or redeem Debentures) other than through the Option until at least the tenth business day after the Repurchase Date.
          2.6 Holders’ Right to Require Repurchase Upon a Fundamental Change. Each Holder may require us to repurchase all or any part of his or her Debentures if there is a fundamental change (as defined in the Indenture) at a repurchase price in cash equal to the principal amount of Debentures to be redeemed plus any accrued and unpaid interest to, but not including, the repurchase date.
          2.7 Ranking. The Debentures are our unsecured senior obligations and rank equal in right of payment with all our other existing and future unsecured indebtedness and senior to any of our subordinated indebtedness. The Debentures are effectively subordinated to all existing and future secured debt of the Company, to the extent of the security for such secured debt. The Debentures are unconditionally guaranteed by our subsidiary, WESCO Distribution, but not by any of our other subsidiaries. The guarantee by WESCO Distribution is an unsecured senior subordinated obligation of WESCO Distribution and is effectively subordinated to all existing and future secured debt of WESCO Distribution, to the extent of the security for such secured debt. The Debentures are effectively subordinated to the indebtedness and other liabilities of our subsidiaries other than WESCO Distribution.
     3. Procedures to Be Followed by Holders Electing to Surrender Debentures for Repurchase. Holders will not be entitled to receive the Repurchase Price for their Debentures unless they validly surrender (and do not thereafter validly withdraw) the Debentures on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Debentures for repurchase. Holders may surrender some or all of their Debentures; however, any Debentures surrendered must be in a principal amount of $1,000 or a multiple of $1,000.
     If Holders do not validly surrender their Debentures on or before 5:00 p.m., New York City time, on the Expiration Date or if they validly withdraw validly surrendered Debentures on or before 5:00 p.m., New York City time, on the Expiration Date, their Debentures will not be repurchased and will remain outstanding subject to the existing terms of the Debentures and the Indenture.
     You will not be required to pay any commission to us, DTC or the Paying Agent in connection with your Option. However, there may be commissions you need to pay your broker in connection with the surrender of the Debentures.
          3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of that system.
     This Company Notice constitutes the Company’s notice of the Option described in the Indenture, and delivery of the Debentures via ATOP will satisfy the Holders’ requirement for physical delivery of a Repurchase Notice, as defined and described in the Indenture. Delivery of Debentures, including delivery and acceptance through ATOP, is at the election and risk of the Holders surrendering such Debentures.
          3.2 Agreement to be Bound by the Terms of the Option. By surrendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:
•	such Debentures shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notices required pursuant to the Indenture and the Debentures;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Debentures, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Debentures surrendered, (ii) waives any and all rights with respect to the Debentures (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures that such Holder surrenders for repurchase, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments (including contingent interest payments) with respect to the Debentures or to participate in any conversion, redemption or defeasance of the Debentures that such Holder surrenders for repurchase, and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures on the account books maintained by DTC, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Repurchase Price of any surrendered Debentures that are repurchased by the Company), all in accordance with the terms set forth in this Company Notice;

•	such Holder represents and warrants that such Holder (i) owns the Debentures surrendered and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures surrendered hereby and that, when such Debentures are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•	such Holder understands that all Debentures properly surrendered for repurchase (and not thereafter withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Debentures and the other Notice Documents;

•	payment for Debentures repurchased pursuant to the Company Notice will be made by deposit of the Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Debentures may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Option hereby shall survive the death or incapacity of the Holder, and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.
          3.3 Delivery of Debentures.
     Debentures Held Through a Custodian. A Holder whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Debentures and instruct such nominee to surrender the Debentures for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Debentures in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date.
     Debentures in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Debentures by:
•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Debentures on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting his or her acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Debentures that have been surrendered by such participant under the Option and that such participant has received and agrees to be bound by the terms of the Option, including those set forth in Section 3.2 of this Company Notice.
     In surrendering through ATOP, the electronic instructions sent to DTC by the Holder (or by a broker, dealer, commercial bank, trust company or other nominee on the Holder’s behalf), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of, and agreement to be bound by, the terms of the Option, including those set forth in Section 3.2 of this Company Notice.
     You bear the risk of untimely surrender of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.
     Unless we default in making payment of the Repurchase Price, interest on Debentures validly surrendered for repurchase will cease to accrue on and after the Repurchase Date, whether or not such Debentures are delivered to the Paying Agent, and immediately after the Repurchase Date all rights (other than the right to receive the Repurchase Price upon delivery of the Debentures) of the Holder of such Debentures will terminate.
     4. Right of Withdrawal. Debentures surrendered for repurchase may be withdrawn at any time if withdrawn in sufficient time to allow DTC to withdraw those Debentures prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Debentures, Holders (or such Holders’ broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC. This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant in sufficient time to allow DTC to withdraw those Debentures before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:
•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Debentures were tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•	contain a description of the Debentures to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.
     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
     You bear the risk of untimely withdrawal of your Debentures. You must allow sufficient time for completion of the necessary DTC procedures before 5:00 p.m., New York City time, on the Expiration Date.
     Holders may withdraw any Debentures previously delivered to the Paying Agent and not yet accepted for payment after the expiration of 40 business days from the date of this Company Notice.
     5. Payment for Surrendered Debentures. We will, prior to 11:00 a.m., New York City time, on the Repurchase Date, deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Debentures, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Debentures (and not validly withdrawn such delivery) prior to 5:00 p.m., New York City time, on the Expiration Date. Your delivery of the Debentures by book-entry transfer electronically through DTC’s ATOP system is a condition to your receipt of the Repurchase Price for such Debentures.
     The total amount of funds required by us to repurchase all of the Debentures is $92,327,000 (assuming that all of the Debentures are validly surrendered for repurchase and accepted for payment). In the event any Debentures are validly surrendered and accepted for payment, we intend to use cash on hand and borrowings under WESCO Distribution’s accounts receivable securitization facility to repurchase the Debentures. We do not have any alternative financing plans.
     6. Debentures Acquired. Any Debentures repurchased by us pursuant to the Option will be canceled by the Trustee, pursuant to the terms of the Indenture.
     7. Plans or Proposals of the Company. Except as described above in these materials or in our filings with the SEC, we currently have no plans which would be material to a Holder’s decision to exercise the Option and which relate to or which would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

•	any material change in our present dividend rate or policy, indebtedness or capitalization;

•	any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.
     8. Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. To the best of our knowledge, none of our directors, executive officers or controlling persons, or any of their respective affiliates, beneficially own any Debentures.
     Certain of our directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving our Common Stock, as previously disclosed by us. Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
     9. Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Option, or of any approval or other action by any government or regulatory authority or agency that is required for the repurchase of the Debentures pursuant to the Option, as described in this Company Notice. Should any approval or other action be required, we presently intend to seek the approval or take the action. However, we cannot assure you that we would be able to obtain any required approval or take any other required action.
     10. Purchases of Debentures by the Company and Its Affiliates. Neither we nor any of our subsidiaries nor, to our knowledge, any of our directors, executive officers or controlling persons, nor any affiliates of the foregoing, have engaged in any transaction in the Debentures during the 60 days prior to the date of this Company Notice.
     Effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures) other than through the Option until at least the tenth business day after the Repurchase Date. Following such time, if any Debentures remain outstanding, we may exercise our right to redeem such Debentures, in whole or in part, and we and our affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price, or which may be paid in cash or other consideration. Any decision to purchase Debentures after the Repurchase Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures delivered for purchase pursuant to the Option, the market price of our Common Stock, our business and financial position, and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to the Holders of the Debentures than the terms of the Option as described in this Company Notice.
     11. Certain U.S. Federal Income Tax Consequences.
     TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) THIS SUMMARY DISCUSSION AND ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS COMPANY NOTICE IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF DEBENTURES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF DEBENTURES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a summary of certain U.S. federal income tax consequences that may be relevant to U.S. Holders or Non-U.S. Holders (each as defined below) who surrender Debentures for repurchase pursuant to the Option. For this purpose, a “holder” means a beneficial owner of a Debenture; a “U.S. Holder” means a holder that, for U.S. federal income tax purposes, is (i) a citizen or resident alien individual of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it either (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person (within the meaning of the Code); and a “Non-U.S. Holder” means a holder that, for U.S. federal income tax purposes, is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust and, in each case, is not a U.S. Holder.
     This summary applies only to beneficial owners of Debentures that hold the Debentures as capital assets. This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal tax laws other than the U.S. federal income tax laws. In addition, this summary does not address tax considerations applicable to the particular circumstances of a beneficial owner of Debentures that may be subject to special tax rules, including, without limitation:
•	banks, insurance companies or other financial institutions;

•	controlled foreign corporations, passive foreign investment companies, regulated investment companies and real estate investment trusts and shareholders of such entities that hold the Debentures;

•	persons subject to the alternative minimum tax;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	dealers and traders in securities or currencies;

•	non-U.S. persons or entities, except to the extent specifically set forth below;

•	S corporations, partnerships and other pass-through entities, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of such entities that hold Debentures;

•	Certain former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar; and

•	persons holding Debentures as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.
     Under the Indenture, the Company and each holder of Debentures agreed, for U.S. federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments and to be bound by the Company’s determination of the comparable yield and projected payment schedule relating to the Debentures. The remainder of this summary assumes that the Debentures have been so treated.
     WE RECOMMEND TO EACH HOLDER THAT INTENDS TO SURRENDER ANY DEBENTURE FOR REPURCHASE PURSUANT TO THE OPTION TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE AND LOCAL, AND ANY NON-U.S. TAX CONSEQUENCES TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES.
          11.1 U.S. Holders
     Surrender of Debentures for Repurchase. The surrender of any Debenture by a U.S. Holder for repurchase pursuant to the Option generally will be a taxable transaction for U.S. federal income tax purposes. The U.S. Holder generally will recognize gain or loss upon such surrender equal to the difference between (i) the amount of cash received by such U.S. Holder reduced by any net negative adjustment carried forward with respect to the Debenture and (ii) such U.S. Holder’s adjusted tax basis in the Debenture at the time of sale. Because the Debentures are treated as “contingent payment debt instruments” for U.S. federal income tax purposes, a U.S. Holder’s adjusted tax basis in a Debenture generally will be equal to the cost of the Debenture to the U.S. Holder, (i) increased by interest income previously accrued on the Debenture (determined without taking into account any positive or negative adjustments to interest accruals that arise by reason of differences between projected and actual contingent payments), (ii) reduced by the amount of non-contingent payments and any projected contingent payments that have previously been scheduled to be made (without regard to the actual amounts paid) on the Debentures and (iii) increased or decreased by the amount of any positive or negative adjustment, respectively, that the U.S. Holder was required to make by reason of a difference between the tax basis of your Debenture and its adjusted issue price.
     Any gain recognized upon surrender of a Debenture generally will be treated as ordinary interest income. Any loss recognized by a U.S. Holder generally will be treated as ordinary loss to the extent of the holder’s prior net interest income inclusions (the excess of the holder’s prior interest income inclusions on the Debenture over the total negative adjustments with respect to the Debenture that were previously taken into account as ordinary loss). Any loss in excess of a U.S. Holder’s prior net interest income inclusions with respect to the Debenture generally will be treated as capital loss, which will be long-term capital loss if the U.S. Holder held the Debenture for longer than one year at the time of surrender. The deductibility of capital losses is subject to limitation. If a capital loss from the surrender of a Debenture pursuant to the Option exceeds certain thresholds the U.S. Holder may be required to file a disclosure statement with the Internal Revenue Service (the “IRS”).
     The rules applicable to contingent payment debt instruments such as the Debentures are complex. A U.S. Holder should consult its tax advisor regarding the tax consequences of surrendering its Debentures pursuant to the Option.
     Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount paid to a U.S. Holder in consideration for the surrender of a Debenture for repurchase pursuant to the Option, unless such U.S. Holder is an exempt recipient (such as a corporation). A U.S. Holder may also be subject to backup withholding on such payment unless the U.S. Holder (i) provides a correct U.S. taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements or (ii) is a corporation or other exempt recipient and, if required, provides a certification to such effect. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.
          11.2 Non-U.S. Holders
     Surrender of Debentures for Repurchase. Subject to the discussion of backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on cash paid and gain recognized on the surrender of a Debenture for repurchase pursuant to the Option provided that:
•	such payments and gain are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s capital stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest (including original issue discount) on a Debenture is described in Section 881(c)(3)(A) of the Code;

•	the Company’s common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(1) of the Code and the Company is not a “U.S. real property holding corporation” under Section 897 of the Code; and

•	the Non-U.S. Holder (a) provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) holds its Debentures through certain foreign intermediaries and satisfies certain certification requirements under applicable Treasury Regulations.
     If all the conditions described in the bullet points above are not met, a Non-U.S. Holder generally will be subject to the 30% U.S. federal withholding tax with respect to the payment of accrued interest and payments treated as interest on the Debentures, unless the Non-U.S. Holder provides the Company with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that the payment of interest and gain on the Debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.
     If the Non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on a Debenture is effectively connected with the conduct of that trade or business, the Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Person as defined under the Code. In addition, a Non-U.S. Holder that is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of the Non-U.S. Holder’s earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business.
     Information Reporting and Backup Withholding. Payments to a Non-U.S. Holder in consideration for the surrender of the Debentures for repurchase pursuant to the Option made through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption. Any such payments made through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting, but not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and has no knowledge or reason to know to the contrary.
     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished on a timely basis to the IRS.
     12. Additional Information.
     Available Information. We have filed with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO under the Exchange Act with respect to the Option. This Company Notice does not contain all of the information included in the Schedule TO or the exhibits to the Schedule TO. We strongly encourage you to read carefully the Schedule TO and the exhibits to the Schedule TO.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s internet website’s address is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange under the ticker symbol “WCC,” and our reports and other information can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our internet website is http://www.wesco.com. Information contained on our website is not part of, and should not be construed as being incorporated by reference into, this Company Notice.

     Incorporation by Reference. The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you, including business and financial information, by referring you to other documents. Any information we incorporate in this manner is considered part of this Company Notice except to the extent updated and superseded by information contained in this Company Notice or in documents incorporated by reference in this Company Notice. Some information that we file with the SEC after the date of this Company Notice, and until 5:00 p.m., New York City time, on the Expiration Date, will automatically update and supersede the information contained in this Company Notice.
     We incorporate by reference the following documents that we have filed with the SEC, and any filings that we make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until 5:00 p.m., New York City time, on the Expiration Date, except as noted in the paragraph below:

Our SEC Filings (File No. 1-14989)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2009
Quarterly Reports on Form 10-Q	Quarters Ended March 31 and June 30, 2010
Current Reports on Form 8-K	February 22, May 13 and September 7, 2010
Registration Statement on Form 8-A	May 4, 1999
     We are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this Company Notice.
     Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this Company Notice will be deemed to be modified or superseded for purposes of this Company Notice to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this Company Notice modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Company Notice.
     We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Company Notice and a copy of any or all other contracts, agreements or documents which are referred to in this Company Notice. Requests should be directed to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, PA 15219, Attention: Corporate Secretary; telephone number: (412) 454-2200. You also may review a copy of the Schedule TO and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website (See “— Available Information” above).
     In order to ensure timely delivery of documents, security holders must request this information no later than five business days before the scheduled Expiration Date. Accordingly, any request for documents should be made by October 7, 2010 to ensure timely delivery of the documents prior to such date.
     13. No Solicitations. We have not employed or retained any persons to make solicitations or recommendations in connection with the Option.
     14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Debentures, as applicable.
     15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.
     None of the Company or our Board of Directors or employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Option. Each Holder must make his or her own decision whether to exercise the Option and, if so, the principal amount of Debentures for which to exercise the Option based on its own assessment of current market value and other relevant factors.

SCHEDULE A
INFORMATION ABOUT THE DIRECTORS
AND EXECUTIVE OFFICERS OF THE COMPANY
     The table below sets forth information about our directors and executive officers as of September 16, 2010. To the best of our knowledge after making reasonable inquiry, none of our directors or executive officers has beneficial ownership in the Debentures.

Name	Position
Roy W. Haley	Chairman of the Board
Sandra Beach Lin	Director
John J. Engel	President and Chief Executive Officer and Director
George L. Miles, Jr.	Director
John K. Morgan	Director
Steven A. Raymund	Director
James L. Singleton	Director
Robert J. Tarr, Jr.	Director
Lynn M. Utter	Director
Stephen A. Van Oss	Senior Vice President and Chief Operating Officer and Director
William J. Vareschi	Director
Richard P. Heyse	Vice President and Chief Financial Officer
David S. Bemoras	Vice President, Operations
Andrew J. Bergdoll	Vice President, Operations
Daniel A. Brailer	Vice President, Treasurer and Investor Relations
Allan A. Duganier	Director of Internal Audit
Timothy A. Hibbard	Corporate Controller
Dianne E. Lazzaris	Vice President, Legal Affairs
Robert B. Rosenbaum	Vice President, Operations
Ronald P. Van, Jr.	Vice President Operations
Kimberly G. Windrow	Vice President, Human Resources
The business address and telephone number of each executive officer and director is c/o WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, (412) 454-2200.

A-1